NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy, President and CEO Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC ANNOUNCES SHARE REPURCHASE AUTHORIZATION AND SPECIAL DIVIDEND CHICAGO – August 19, 2022 – Old Republic International Corporation (NYSE: ORI) – today announced its Board of Directors has authorized a $450 million share repurchase program and a special, one-time cash dividend of $1.00 per share. This special dividend is payable on September 15, 2022 to shareholders of record on September 1, 2022. With 309 million shares outstanding at June 30, 2022, the return of capital authorized by the Board through these actions totals approximately $760 million. Under the share repurchase program, Old Republic may purchase shares on a discretionary basis from time to time through open market purchases, private negotiated transactions or other means. The timing and amount of any transactions will be conducted subject to the discretion of Old Republic based upon valuation, market conditions and other considerations. Old Republic may also from time to time repurchase shares pursuant to written, pre- arranged Rule 10b5-1 plans, which will be established and conducted in accordance with applicable regulations. The repurchase program is intended to comply with Rule 10b-18 and has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. In reaching its decision to authorize the share repurchase program and the special cash dividend, the Board of Directors evaluated such factors as the current and foreseeable liquidity and capital needs of the parent holding company and its insurance company subsidiaries. Craig R. Smiddy, President and CEO, commented, “Old Republic continues to perform at a high level, a testament to our talented associates executing on our specialty, diversified business strategy. Today’s announcement by our Board continues a long history of prudent capital management and reflects our Board’s confidence in the strength of our earnings and cash flow.” Since December 31, 2016, Old Republic will now have declared regular and special cash dividends of approximately $3.0 billion. The current annualized regular dividend rate of 92 cents per share marks the 41st consecutive year that Old Republic has boosted this rate, and 2022 becomes the 81st year of uninterrupted regular cash dividend payments. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100